AMENDMENT NO. 5

TO FUND ADMINISTRATION, SERVICING

AND ACCOUNTING AGREEMENT

This AMENDMENT made as of the 24th day of April 2023, to the Fund Administration, Servicing and Accounting Agreement dated July 1, 2019, between VICTORY CAPITAL MANAGEMENT INC., a corporation organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the "Victory Capital"), and USAA MUTUAL FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware and having a place of business in San Antonio, Texas (the "Trust").

WHEREAS, VCM and the Trust wish to enter into this Amendment to the Agreement update to reflect the name change of the Trust to Victory Portfolios III.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, VCM and the Trust hereby agree as follows:

1.Effective at the start of business on April 24, 2023, the name of the Trust will change from USAA Mutual Funds Trust to Victory Portfolios III, and all references to USAA Mutual Funds Trust shall be replaced by the new name.

2.Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY CAPITAL MANAGEMENT INC.	VICTORY PORTFOLIOS III
/s/ Michael D. Policarpo	/s/ Christopher K. Dyer
By: _______________________________________	By: ____________________________
Name: Michael D. Policarpo	Name: Christopher K. Dyer
Title: President, Chief Financial Officer and Chief	Title: President
Administrative Officer